EXHIBIT 99.1

Tenax Therapeutics Announces Global License Amendment that Significantly Expands Rights to Levosimendan

•	Amendment to existing exclusive license agreement with Orion Corporation expands Tenax’s territory rights from North America, to the entire world

•	Expanded rights position Tenax to engage potential global strategic pharmaceutical partners

•	Improved net sales royalty rate structure, now ranging from high single-digit to low-teen percentages. Lowered maximum cost of goods

•	Modified milestone provisions, including additional payment for regulatory approval in Japan, reflect multi-billion dollar global PH-HFpEF opportunity

•	Neurological indications excluded from Tenax’s right of first negotiation to commercialize new applications of levosimendan developed by Orion

CHAPEL HILL, N.C., February 20, 2024 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a Phase 3, development-stage pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced it has secured global development, commercial, and IP rights to oral and subcutaneous levosimendan for the treatment of pulmonary hypertension with heart failure with preserved ejection fraction (PH-HFpEF).

“We are delighted to enter into this important amendment to our license from Orion.  We have achieved a key corporate objective by expanding our development, IP, and commercial territory rights for levosimendan beyond North America,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics.  “By gaining these worldwide rights, we are now positioned to realize a much larger share of this unique and exciting cardiovascular medicine’s value, including through the possible establishment of a global strategic alliance.”

To further maximize the value of these new global commercial rights, Tenax continues to collaborate with Orion in pursuit of additional IP protection for levosimendan use in PH-HFpEF in numerous key countries where Tenax now holds the commercial rights. Tenax hopes to provide additional updates in the coming months regarding additional international IP protection.

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Effects of the amendment:

•	Tenax gains global development, commercial, and IP rights for oral and subcutaneous formulations in PH-HFpEF
•	Tiered net sales royalty rates, ranging from high single-digit to low-teen percentages, are payable to Orion
•	Milestones are payable to Orion based on achievement of net sales targets and certain regulatory approvals, including an additional milestone payment due upon regulatory approval in Japan
•	Improved terms related to transfer price/cost of goods
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Tenax’s right of first negotiation to commercialize new applications of levosimendan developed by Orion no longer applies to neurological indications, while Tenax retains such right for all other indications.

“Our efforts to secure global commercial rights and leverage the additional potential IP protection around the world enable us to build significant shareholder value as we advance levosimendan into Phase 3 testing,” said Mr. Giordano.

About the Phase 3 LEVEL Study (NCT05983250)

The LEVEL Study is a Phase 3, double-blind, randomized, placebo-controlled study of levosimendan in patients with PH-HFpEF.  Approximately 152 subjects will be randomized in a 1:1 ratio to receive an oral dose of levosimendan or placebo 2 mg/day for Weeks 1 to 4 and 3 mg/day for Weeks 5 to 12.  The primary outcome measure for the study is six-minute walk distance from Baseline to Week 12.  All randomized subjects will have the option to enter the 92-week OLE following the completion of all study events at Week 12.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a unique, potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action.  Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure.  Results of Tenax Therapeutics’ Phase 2 HELP trial of levosimendan in patients with pulmonary hypertension (PH) with heart failure with preserved ejection fraction (HFpEF) demonstrated that I.V. levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for LEVEL, the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy.  To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, “a growing epidemic with high morbidity and mortality and no treatment.  The clear unmet need and lethal nature of PH-HFpEF must be met with novel solutions at all levels of therapeutic development” (AHA Scientific Advisory, “A Call to Action,” 2022).

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About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need.  The Company owns global rights to develop and commercialize I.V., subcutaneous, and oral formulations of levosimendan.  Tenax also is developing a unique oral formulation of imatinib.  For more information, visit www.tenaxthera.com.  Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements.  These forward-looking statements may include information concerning possible or projected future business operations.  Actual results might differ materially from those explicit or implicit in the forward-looking statements.  Important factors that could cause actual results to differ materially include:  our need to raise additional funds to pursue our business;  risks related to our business strategy, including the prioritization and development of product candidates; intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our competitive position; risks related to our continued listing on Nasdaq; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the COVID-19 pandemic or similar health epidemics and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings.  Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Fraunces

Managing Director

LifeSci Advisors, LLC

C: 917-355-2395, or

Brian Mullen

LifeSci Advisors, LLC

C: 203-461-1175

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